CORRECTING and REPLACING Scientific Learning Announces Changes in Board of Directors

CORRECTION...by Scientific Learning Corporation

OAKLAND, Calif.--(BUSINESS WIRE)--First graph, second sentence of release should read: Ajit Dalvi, Carleton A. Holstrom, Joseph B. Martin and Michael M. Merzenich have resigned as members of the Board, effective October 31, 2008 (sted...effective August 31, 2008).

The corrected release reads:

Scientific Learning Announces Changes in Board of Directors

Media Contact:
Jessica Lindl
Vice President of Marketing
Scientific Learning Corporation
(510) 625-6784
jlindl@scilearn.com

Investor Contact:
Dale Hill
Director of Finance
Scientific Learning Corporation
(510) 625-2245
investorrelations@scilearn.com

Oakland, Calif. - October 31, 2008 - Scientific Learning Corporation (NASDAQ:SCIL) today announced a restructuring of its Board of Directors to reduce the size of the Board and to provide a better balance among various fields of expertise and experience. Ajit Dalvi, Carleton A. Holstrom, Joseph B. Martin and Michael M. Merzenich have resigned as members of the Board, effective October 31, 2008. Jeffrey D. Thomas, CEO of Ambassadors Group, Inc., has been appointed to the Board to add additional operating expertise, resulting in an eight-member board.

Robert C. Bowen, Chief Executive Officer, stated, "We are grateful for the long-time and invaluable contributions of Ajit Dalvi, Carl Holstrom, Joe Martin and Mike Merzenich as members of our Board. Each of them has contributed expertise and insight, and Scientific Learning has greatly benefited from their efforts. We are delighted that Carl Holstrom and Mike Merzenich, two of our founders, have agreed to continue as Directors Emeritus. Additionally, Mike Merzenich has agreed to lead the formation of a Science and Research Advisory Group composed of our four founding scientists and from time to time other prominent scientists. The initial thinking is that this group will meet twice a year and provide to our strategic planning process specific proposals on how continuing advances in neuroscience and cognitive research can best be applied in the development of new products."

Mr. Bowen continued, "While we needed to reduce the size of our Board, we also felt the need to add additional operating expertise. Our largest stockholder, Trigran Investments, introduced us to Jeff Thomas, and we believe that Jeff provides the additional operational experience and expertise that we were seeking." Mr. Thomas presently serves as President and CEO of Ambassadors Group, Inc., which is an educational travel company that organizes and promotes international and domestic educational travel and sports programs for youth, athletes and professionals. Ambassadors Group is listed on the NASDAQ Global Select Market, and had $277 million in revenue in 2007. Mr. Thomas has served in executive positions of increasing responsibility at Ambassadors Group and its predecessors since 1995, becoming CEO in 2002 when revenues were approximately $97 million.

"I echo Bob's thanks to Ajit, Carl, Joe and Mike", said Rodman W. Moorhead III, Lead Director. "All of them have gone the extra mile for the Company, and their contributions have been crucial to the Company's success. Carl and Mike have helped lead the Company since its beginning, filling a variety of roles as the Company has grown and matured, and we are happy that we will be able to continue to call on their expertise as Directors Emeritus."

"I am honored to join the Scientific Learning Board," said Mr. Thomas. "The Board and management are a talented group of individuals working to solve educational challenges through innovative neuroscience-based products that build the brain processing speed and other cognitive skills that students need to learn effectively. I look forward to working with the company as we continue to use this valuable research to impact learning abilities for future generations worldwide."

About Scientific Learning Corp.

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. The Scientific Learning® Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit http://www.scilearn.com/ or call toll-free 888-452-7323.